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                            STOCK PURCHASE AGREEMENT


                           Dated as of April 23, 1999


                                 By and Between


                               INFINICOM AB (publ)


                                       and


                                   SCOOP, INC.



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
                                TABLE OF CONTENTS

                                                                            Page


SECTION 1.  DEFINITIONS AND INTERPRETATIONS...................................1

        1.1 Defined Terms.....................................................1
        1.2 Principles of Construction........................................4

SECTION 2.  REPRESENTATIONS AND WARRANTIES....................................4

        2.1 Representations and Warranties of InfiniCom.......................4
        2.2 Representations and Warranties Regarding Financial Projections....5
        2.3 Continuing Duty to Inform.........................................5

SECTION 3.  THE TRANSACTION ..................................................6

        3.1 Shortfall Payment.................................................6
        3.2 Transfer and Payment..............................................7
        3.3 Closing...........................................................7

SECTION 4.  CONDITIONS PRECEDENT .............................................7

        4.1 Scoops Conditions.................................................7
        4.2 InfiniComs Conditions.............................................8

SECTION 5.  TERMINATION.......................................................9

        5.1 Events of Termination.............................................9
        5.2 Effect of Termination.............................................9

SECTION 6.  SURVIVAL OF REPRESENTATIONS; COVENANTS............................9

        6.1 Survival of Representations.......................................9
        6.2 Bankruptcy Proceedings............................................9
        6.3 Further Assurances...............................................10
        6.4 InfiniComs Covenants Regarding Bankruptcy Proceedings............10
        6.5 Scoop, Inc. Name.................................................10

SECTION 7.  MISCELLANEOUS....................................................11

        7.1 Expenses.........................................................11
        7.2 Governing Law....................................................12
        7.3 Disclosure.......................................................12
        7.4 Notices..........................................................12
        7.5 Parties in Interest..............................................14
        7.6 Tax Consequences.................................................14
        7.7 Counterparts.....................................................14
        7.8 Entire Agreement.................................................14
        7.9 Amendments.......................................................14
        7.10 Severability....................................................14
        7.11 Third Party Beneficiaries.......................................14
        7.12 Attorneys' Fees.................................................14

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of April 23, 1999, is entered into by and between INFINICOM AB (publ), a holding company formed under the laws of Sweden ("InfiniCom"), and SCOOP, INC., a corporation organized and existing under the laws of the State of Delaware ("Scoop").

                              W I T N E S S E T H :

     WHEREAS, on July 31, 1998, Scoop filed a voluntary petition commencing a case under Chapter 11 of the United States Bankruptcy Code (the "Code") (the "Bankruptcy Proceeding") in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court");

     WHEREAS, as part of a plan of reorganization (the "Plan") to be filed by Scoop in the Bankruptcy Proceeding, InfiniCom desires to purchase, and Scoop desires to sell to InfiniCom, 61.6 million shares, or such other number of shares (the "Acquired Shares"), of Scoop's common stock ("Scoop Stock"), which upon issuance and payment therefor shall represent ninety-one percent (91%) of the issued and outstanding Scoop Stock;

     WHEREAS,  InfiniCom  owns  100% of the  issued  and  outstanding  shares of capital stock (the "24STORE Stock") of 24STORE.com Limited, a company incorporated under the laws of England and Wales with company number 3605559 (the "Company");

     WHEREAS, as a part of the Plan, and as consideration for the purchase of the Acquired Shares, InfiniCom desires to transfer and deliver to Scoop the 24STORE Stock (the "24STORE Sale"); and

     WHEREAS, it is the intention of InfiniCom and Scoop that upon consummation of the foregoing transactions (collectively, the "Transaction"), InfiniCom shall own 91% of the issued and outstanding Scoop Stock and Scoop shall own 100% of the 24STORE Stock;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

                   SECTION 1. DEFINITIONS AND INTERPRETATIONS

     1.1 Defined Terms. In this Agreement the following words and expressions shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

     "Acquired Shares" shall have the meaning provided in the recitals;

     "Agreement" shall have the meaning provided in the introductory paragraph;

     "Allowed Claims" shall have the meaning provided in the Plan;

     "Applicable  Interest  Period"  shall have the meaning  provided in Section
3.1;

     "Bankruptcy Costs" means costs and expenses associated with (i) the negotiating, drafting, and filing of the Plan and all amendments thereto as may be deemed necessary by Scoop's bankruptcy counsel and special Transaction counsel and counsel for the Creditors' Committee (collectively, the "Estate's Professionals"), (ii) the drafting and filing of the Disclosure Statement filed in connection with the filing of the Plan and all amendments thereto as may be deemed necessary the Estate's Professionals, (iii) the filing, preparing, and drafting of such other documents and pleadings as may be deemed necessary by the Estate's Professionals in connection with the negotiating, drafting, and filing of the Plan and the confirmation process, (iv) the performing of such other tasks as may be deemed necessary by the Estate's Professionals in connection with the confirmation process including, but not limited to, attending hearings in connection with the activities referenced in clauses (i) to (iii) above, the preparation of ballots, the counting of the ballots, and the preparation of exhibits to the Disclosure Statement and the Plan, and (v) the negotiation, preparation and documentation of this Agreement and the other documents described herein;

     "Bankruptcy Court" shall have the meaning provided in the recitals;

     "Bankruptcy Court Order" shall have the meaning provided in Section 2.1(d);

     "Bankruptcy Proceeding" shall have the meaning provided in the recitals;

     "Cash" shall have the meaning provided in the Plan;

     "Closing Date" shall have the meaning provided in Section 3.3;

     "Company" shall have the meaning provided in the recitals;

     "Creditors' Committee" shall mean the Official Committee of Creditors Holding Unsecured Claims appointed in connection with the Bankruptcy Proceeding;

     "Disbursing Agent" shall have the meaning provided in the Plan;

     "Effective Date" shall have the meaning provided in the Plan;

     "Eligible Claims" shall mean all allowed general unsecured claims, together with interest thereon from July 31, 1998 through and including the Effective Date, at the rate of ten percent (10%) per annum;

     "Escrow Account" shall have the meaning provided in Section 3.1;

     "Escrow Holder" shall have the meaning provided in Section 3.1;

     "Estate" shall have the meaning provided in the Plan;

     "InfiniCom" shall have the meaning provided in the introductory paragraph hereto;

     "Investment Earnings" shall have the meaning provided in Section 3.1;

     "Material Adverse Effect" means (a) with respect to any Person, a material adverse effect on (i) the validity or enforceability of this Agreement against such Person or (ii) the ability of such Person to perform its obligations under this Agreement or (b) in the case of InfiniCom, a material adverse effect on the business, assets, conditions or results of operations of InfiniCom and its subsidiaries, taken as a whole;

     "Party" or "Parties" means InfiniCom or Scoop, or both of them, as the case may be;

     "Person" shall mean and include any individual, partnership, joint venture, association, joint stock company, corporation, trust, limited liability company, unincorporated organization, a group and a government or other department, agency or political subdivision thereof;

     "Plan" shall have the meaning provided in the recitals;

     "Principal Deposit" shall have the meaning provided in Section 3.1;

     "Scoop" shall have the meaning provided in the introductory paragraph hereto;

     "Scoop Stock" shall have the meaning provided in the recitals;

     "Shortfall Amount" shall have the meaning provided in Section 3.1;

     "Shortfall Deposit" shall have the meaning provided in Section 3.1;

     "Shortfall Excess" shall have the meaning provided in Section 3.1;

     "Shortfall Interest Amount" shall have the meaning provided in Section 3.1;

     "Shortfall Payment" shall have the meaning provided in Section 3.1;

     "Shortfall  Principal  Amount"  shall have the meaning  provided in Section
3.1;

     "Transaction" shall have the meaning provided in the recitals;

     "Transaction Costs" shall have the meaning provided in Section 7.1(a);

     "24STORE Sale" shall have the meaning provided in the recitals; and

     "24STORE Stock" shall have the meaning provided in the recitals.

     1.2 Principles of Construction.

     (a) All references to Articles, Sections, subsections and Exhibits are to Articles, Sections, subsections and Exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" is not limiting and means "including without limitation."

     (b) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

     (c) The Table of Contents hereto and the Section headings herein are for convenience only and shall not affect the construction hereof.

     (d) This Agreement is the result of negotiations among and has been reviewed by each Party's counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party's involvement in its preparation.

     (e) Wherever in this Agreement the intent so requires, reference to the neuter, masculine or feminine shall be deemed to include each of the other, and reference to either the singular or the plural shall be deemed to include the other.

                    SECTION 2. REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of InfiniCom. InfiniCom represents and warrants to and agrees with Scoop as follows:

     (a) Ownership of the 24STORE Stock. It is the lawful owner of the 24STORE Stock, free and clear of all liens, encumbrances, restrictions and claims of every kind. The delivery to Scoop of the certificates evidencing the 24STORE Stock together with a stock power in blank executed by InfiniCom pursuant to the provisions of this Agreement will transfer to Scoop good and marketable title thereto, free and clear of all liens, encumbrances restrictions and claims of every kind.

     (b) Existence and Good Standing; Power and Authority. It is duly organized, validly existing and in good standing under the laws of Sweden. It has the power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized and approved by all of its required corporate action and constitutes its legally valid and binding obligation and is enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

     (c) Existence and Good Standing of the Company. The Company is a company duly organized and validly existing under the laws of England and Wales.

     (d) Consents and Approvals; No Violations. The consummation of the Transaction by it and the Company will not (a) violate any provision of its or the Company's charter documents, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any governmental or regulatory body, agency or authority applicable to it or the Company or (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, except for an order of the Bankruptcy Court approving the Transaction pursuant to the Plan (the "Bankruptcy Court Order") and for those filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not have a Material Adverse Effect on it or the Company.

     (e) Purchase for Investment. It is acquiring the Acquired Shares for its own account for investment and not with a view toward any resale or distribution thereof; provided, however, that the disposition of its property shall at all times remain within its sole control.

     (f) Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of InfiniCom, the Company, or any of their affiliates is, or will be, entitled to any commission or broker's or finder's fees from Scoop or any of its shareholders, officers, directors, employees, or affiliates, in connection with any of the transactions contemplated by this Agreement.

     2.2 Representations and Warranties Regarding Financial Projections. InfiniCom represents and warrants to and agrees with Scoop that all financial and other information which InfiniCom or the Company furnished or will furnish to Scoop regarding InfiniCom and/or the Company for inclusion in the Plan, in the disclosure statement accompanying the Plan or in any pleadings filed in the Bankruptcy Proceeding in connection with the approval of the disclosure statement or the confirmation of the Plan (a) is true, accurate and complete as of its date in all material respects except to the extent such information is superseded by information marked as such, (b) does not omit any material fact necessary in order to make the statements of material fact contained therein, in the light of the circumstances under which they were made, not misleading and
(c) (with respect to historical financial information only) presents fairly the financial condition of the organization covered thereby as of the dates and for the period covered thereby.

     Any written projections given to Scoop by or on behalf of InfiniCom and/or the Company have been prepared using assumptions which InfiniCom believes were reasonable at the date on which such projections were made.

     2.3 Continuing Duty to Inform. Until the Closing Date or the earlier termination of this Agreement pursuant to Section 5.1, InfiniCom shall inform Scoop in writing within seven (7) days of discovering such facts and circumstances as would render any information, financial or otherwise, provided pursuant to Section 2.1 or 2.2 false, incomplete, misleading, or otherwise unreliable, in each case in any material respect.

                           SECTION 3. THE TRANSACTION

     3.1 Shortfall Payment. On or before the date on which the Plan is filed with the Bankruptcy Court, InfiniCom shall deposit the sum of $225,000 (the "Shortfall Principal Deposit") into an escrow account (the "Escrow Account") with an escrow company (which may be a bank or trust company) mutually acceptable to InfiniCom and Scoop (the "Escrow Holder"). The Escrow Holder shall be instructed to invest all amounts from time to time on deposit in the Escrow Account in such securities as InfiniCom and Scoop shall mutually agree. All investment earnings from such investments ("Investment Earnings") shall be credited to the Escrow Account. On or before the fifth (5th) day of each month after the date on which the Plan is filed with the Bankruptcy Court, InfiniCom shall deposit with the Escrow Holder for deposit into the Escrow Account an amount (the "Shortfall Interest Amount"; the Shortfall Principal Deposit together with all Shortfall Interest Amounts and, to the extent not included in a Shortfall Interest Amount, all Investment Earnings, collectively, the "Shortfall Deposit") equal to the difference between (a) the product of (i) $22,500 and (ii) a fraction, the numerator of which is the number of days in the calendar month preceding the payment date or, in the case of the first such payment, from and including April 1, 1999 through but excluding the payment date (each such period, an "Applicable Interest Period"), and the denominator of which shall be three hundred sixty five (365) and (b) the Investment Earnings, if any, for the Applicable Interest Period. Subject to the terms and conditions set forth in this Agreement, to the extent that the Estate of Scoop on the Effective Date has insufficient funds available to pay in full the allowed amount of all Eligible Claims (the amount of such insufficiency shall be referred to as the "Shortfall Amount"), InfiniCom and Scoop shall cause the Escrow Holder to pay to the Disbursing Agent from the Shortfall Deposit in the Escrow Account on the Closing Date for distribution to the holders of Eligible Claims in accordance with the Plan an amount (collectively, the "Shortfall Payment") equal to (x) the lesser of the Shortfall Amount or the Shortfall Principal Deposit (such lesser amount, the "Shortfall Principal Amount") plus
(y) simple interest on the Shortfall Principal Amount at the rate of 10% per annum (based on a year of 365 days and actual days elapsed) from and including April 1, 1999 to but excluding the earlier of August 31, 1999 or the date on which the Plan is confirmed. The Shortfall Deposit is non-refundable to the extent necessary to pay the Shortfall Payment, and the only grounds under which InfiniCom shall be entitled to obtain a refund of the Shortfall Deposit are if this Agreement is terminated under Section 5.1(a), (b) or (d); provided, however, that InfiniCom shall be entitled to the refund of any Shortfall Deposit remaining in the Escrow Account after the Shortfall Payment is made to the Disbursing Agent (such remaining amount, the "Shortfall Excess"). The Shortfall Excess, if any, may be repaid to InfiniCom in increments, or as a whole, as distributions are made to holders of Eligible Claims; provided, however, that the full amount of any Shortfall Excess shall have been paid to InfiniCom on or before the earlier of (A) the date numerically corresponding to the Effective Date in the twelfth month after the Effective Date or (B) the business day immediately following the first date on which all Eligible Claims shall have been paid. The Shortfall Deposit shall be subject to the jurisdiction of the Bankruptcy Court, and in the event that any dispute should arise among Scoop, InfiniCom and the Creditors' Committee regarding the disposition of the Shortfall Deposit, the Bankruptcy Court will determine the merits of such dispute.

     3.2 Transfer and Payment. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, (i) Scoop shall assign, transfer and deliver to InfiniCom the certificates representing the Acquired Shares, registered in the name of InfiniCom and/or its nominees, (ii) InfiniCom shall assign, transfer and deliver to Scoop the certificate representing the 24STORE Stock, together with a stock power in blank executed by InfiniCom, (iii) InfiniCom and Scoop shall instruct the Escrow Holder to pay to the Disbursing Agent the Shortfall Payment in accordance with Section 3.1 and (iv) InfiniCom and Scoop shall instruct the Escrow Holder to pay to InfiniCom the Shortfall Excess, if any, in accordance with Section 3.1 (collectively, the "Closing").

     3.3 Closing. The Closing shall take place at 10:00 A.M. at the offices of White & Case LLP at 633 West Fifth Street, Suite 1900, Los Angeles, California on the later of (a) the Effective Date or (b) the first date on which the conditions precedent set forth in Section 4 shall have been satisfied or waived (the "Closing Date").

                         SECTION 4. CONDITIONS PRECEDENT

     4.1 Scoop's Conditions. The obligations of Scoop to (x) deliver the certificates representing the Acquired Shares pursuant to clause (i) of Section
3.2 and (y) instruct the Escrow Holder to pay the Shortfall Excess, if any, to InfiniCom pursuant to clause (iv) of Section 3.2 is subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

          (a) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Transaction and the other transactions contemplated by this Agreement and which is in effect at the Closing Date;

          (b) No Litigation. As of the Closing Date, no action or proceedings (other than an appeal taken from a confirmation order of the Bankruptcy Court with respect to the Plan) shall have been instituted and remain pending before a court or other government body or by any public authority to restrain or prohibit the consummation of the Transaction and the other transactions contemplated by this Agreement;

          (c) Truth of Representations and Warranties. The representations and warranties of InfiniCom contained herein shall be true and accurate in all material respects at and as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date or as contemplated in this Agreement);

          (d) Reorganization Plan. (i) The consummation of the Transaction and the other transactions contemplated by this Agreement shall have been provided for as part of the Plan, (ii) the Plan shall have been approved and confirmed by the Bankruptcy Court Order and (iii) the Effective Date shall have occurred and upon the Effective Date of the Plan, Scoop shall have been fully discharged from all claims of Scoop's creditors and shareholders, including all unliquidated and contingent claims, all administrative claims relating to the Bankruptcy Proceeding, and all other post-petition liabilities of Scoop, other than obligations to InfiniCom under this Agreement and equity interests of Scoop's shareholders retained under the Plan pursuant to this Agreement;

          (e) Delivery of 24STORE Stock. Each of the certificates representing the 24STORE Stock shall have been delivered by InfiniCom to Scoop in accordance with the provisions of Section 3.2;

          (f) Payment of the Shortfall Payment. InfiniCom shall have instructed the Escrow Holder to pay to the Disbursing Agent the Shortfall Payment in accordance with the provisions of Section 3.1; and

          (g) Payment of the Transaction Costs. InfiniCom shall have paid the Transaction Costs in accordance with the provisions of Section 7.1.

     4.2 InfiniCom's Conditions. The obligations of InfiniCom to (x) deliver the certificate representing the 24STORE Stock pursuant to clause (ii) of Section
3.2 and (y) instruct the Escrow Holder to pay the Shortfall Payment to the Disbursing Agent pursuant to clause (iii) of Section 3.2 is subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

          (a) Acquired Shares. Each of the certificates representing the Acquired Shares shall have been delivered by Scoop to InfiniCom.

          (b) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Transaction and the other transactions contemplated by this Agreement and which is in effect at the Closing Date;

          (c) No Litigation. As of the Closing Date, no action or proceedings (other than an appeal taken from a confirmation order of the Bankruptcy Court with respect to the Plan) shall have been instituted and remain pending before a court or other government body or by any public authority to restrain or prohibit the consummation of the Transaction and the other transactions contemplated by this Agreement; and

          (d) Reorganization Plan. (i) The consummation of the Transaction and the other transactions contemplated by this Agreement shall have been provided for as part of the Plan, (ii) the Plan shall have been approved and confirmed by the Bankruptcy Court Order and (iii) the Effective Date shall have occurred and upon the Effective Date of the Plan, Scoop shall have been fully discharged from all claims of Scoop's creditors and shareholders, including all unliquidated and contingent claims, all administrative claims relating to the Bankruptcy Proceeding, and all other post-petition liabilities of Scoop, other than obligations to InfiniCom under this Agreement and equity interests of Scoop's shareholders retained under the Plan pursuant to this Agreement.

                             SECTION 5. TERMINATION

     5.1 Events of Termination. This Agreement may be terminated (a) at any time by mutual written agreement of the Parties; (b) in whole and not in part by InfiniCom by written notice to Scoop, if (i) the conditions set forth in Section
4.2 hereof shall not have been complied with or performed on or prior to September 30, 1999 (or such later date as the Parties may have agreed to in writing) in any material respect and InfiniCom shall not have materially breached any of its representations, warranties, covenants or agreements contained herein; (c) in whole and not in part by Scoop by written notice to InfiniCom, if (i) the conditions set forth in Section 4.1 hereof shall not have been complied with or performed on or prior to September 30, 1999 (or such later date as the Parties may have agreed to in writing) in any material respect and Scoop shall not have materially breached any of its covenants or agreements contained herein, (ii) InfiniCom fails to make any payment of Transaction Costs within fifteen (15) days after notice in writing is given by Scoop that such payment has not been made when due and payable or (iii) InfiniCom fails to pay the Shortfall Payment in accordance with this Agreement within fifteen days after notice in writing is given by Scoop that such payment has not been made when due and payable; or (d) by either of the Parties if the Bankruptcy Court shall have entered an order denying approval of this Agreement or approving any other transaction that would be inconsistent with the spirit or intent of this Agreement.

     5.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 5.1, all further obligations of the Parties hereto under this Agreement (other than pursuant to Sections 7.1 (Expenses) and 7.3 (Disclosure) which shall continue in full force and effect) shall terminate without further liability or obligation of any Party to any other Party hereunder; provided, however, that no Party shall be released from liability hereunder if this Agreement is terminated and the Transaction is abandoned by reason of (a) failure of such Party to have performed its material obligations hereunder and (b) any knowing misrepresentation made by such Party of any matter set forth herein.

                SECTION 6. SURVIVAL OF REPRESENTATIONS; COVENANTS

     6.1 Survival of Representations. The representations and warranties of InfiniCom contained in Sections 2.1 and 2.2 are made only as of (a) the date of this Agreement and (b) the Closing Date. Except with respect to the representations and warranties made in Section 2.1(a), the representations and warranties contained in Section 2.1 and 2.2 shall expire for all purposes at 11:59 P.M., California Time, on the Closing Date. The representations and warranties made in Section 2.1(a) shall survive the Closing Date but shall expire for all purposes at 11:59 P.M., California Time, on the date numerically corresponding to the Closing Date in the twenty-fourth month after the Closing Date.

     6.2 Bankruptcy Proceedings. Scoop shall:

          (a) use commercially reasonable efforts to obtain confirmation of the Plan by the Bankruptcy Court as soon as reasonably possible; and

          (b) not take any action in connection with the Bankruptcy Proceeding or otherwise that would knowingly restrict or prohibit Scoop's ability to consummate, pursuant to the Plan, the Transaction and the other transactions contemplated by this Agreement or that would otherwise be inconsistent with the spirit or intent of this Agreement.

     6.3 Further Assurances. Until the Closing Date or earlier termination of this Agreement pursuant to Section 5.1:

          (a) Securities Act Compliance. Scoop shall continue to make all filings required to be made by a reporting company under the Securities Exchange Act of 1934, as amended; provided, however, that Scoop shall continue its practice of filing current reports on Form 8-K containing Scoop's monthly operating reports filed with the Bankruptcy Court in lieu of filing Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K;

          (b) Claims. Scoop shall promptly inform InfiniCom of all material claims, other than those claims listed on the Bankruptcy Court's claims register as of the date of this Agreement, made by creditors or shareholders of Scoop which may be subject to objection by Scoop or the Creditors' Committee;

          (c) Access. Scoop will afford InfiniCom full and free access to Scoop, its personnel, properties, contracts, books and records, and all other documents and data; and

          (d) Exclusive Dealing. Until any termination of this Agreement in accordance with the terms hereof, Scoop (i) will not, directly or indirectly, through any representative or otherwise, solicit offers from any other person relating to the acquisition of Scoop, its stock, assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, reverse acquisition or otherwise and (ii) will promptly notify InfiniCom regarding any contact between Scoop or its representatives and any other person regarding any such offer or proposal or any related inquiry.

     6.4 InfiniCom's Covenants Regarding Bankruptcy Proceedings. InfiniCom shall use commercially reasonable efforts to cooperate fully and completely with Scoop and Scoop's counsel in Scoop's efforts to obtain confirmation of the Plan, including by providing to Scoop financial and other information regarding InfiniCom and the Company reasonably requested by Scoop for the purpose of Scoop's preparation of the Plan and the disclosure statement accompanying the Plan. Without limiting the generality of the foregoing, InfiniCom shall be solely responsible for drafting all provisions of the Plan and disclosure statement relating to securities and corporate issues in connection with the implementation of the Transaction.

     6.5 "Scoop, Inc." Name. InfiniCom expressly agrees that this Agreement does not affect the rights of the Estate of Scoop in the name "Scoop, Inc." and that the Estate of Scoop shall retain the name "Scoop, Inc.", and any derivative thereof, and all goodwill, trademarks and general intangibles associated with the name "Scoop, Inc." and Scoop's business operations prior to the Effective Date. InfiniCom acknowledges and agrees that Scoop may sell the name "Scoop, Inc." on or before the Effective Date and that, on and after the Effective Date, the name "Scoop, Inc." shall no longer be the name of Scoop.

                            SECTION 7. MISCELLANEOUS

     7.1 Expenses.

     (a) Each of the Parties shall bear its own expenses in connection with the transactions contemplated by this Agreement, except that InfiniCom shall pay Scoop for reasonable and documented costs and expenses incurred by the bankruptcy estate of Scoop, including, without limitation, (i) attorneys' fees and costs (including the Bankruptcy Costs and the Committee's fees and costs),
(ii) accountants' fees and costs, and (iii) consulting fees and costs charged by Rand Bleimeister and Kristy Allan in connection with the negotiation of the terms of this Agreement and the pursuit, approval, and consummation of the transactions contemplated hereby ("Transaction Costs").

     (b) The total amount of InfiniCom's liability for payment of Transaction Costs pursuant to Section 7(a) shall not exceed $125,000. InfiniCom has previously paid to Scoop $50,000 in respect of Transaction Costs and InfiniCom shall pay an additional $75,000 in respect of Transaction Costs to Scoop as follows: (i) $35,000 within five (5) business days following (A) approval by the Creditors' Committee of the Transaction, (B) approval by the Bankruptcy Court of the Disclosure Statement and (C) presentation by Scoop to InfiniCom of an accounting of Transaction Costs incurred to such date and written estimates of further Transaction Costs required to obtain confirmation of the Plan and (ii) $40,000 five (5) business days prior to the hearing on the confirmation of the Plan. The Transaction Costs paid to Scoop in accordance herewith shall be fully non-refundable upon payment, except as provided in clause (c) of this Section
7.1. If InfiniCom does not timely make the last payment in respect of Transaction Costs, Scoop shall have the right to continue the confirmation hearing on the Plan (even beyond September 30, 1999) and shall be able to withdraw $40,000 from the $225,000 payment referenced in Section 3.1.

     (c) The Transaction Costs shall be deemed reasonable by InfiniCom if the Bankruptcy Court determines, after hearing, that such fees and costs are reasonable in accordance with the provisions of Sections 330 or 331 of the Code. With respect to fees and costs incurred by Scoop's insiders (i.e., Rand Bleimeister and Kristy Allan), such fees and costs shall be deemed reasonable if the Creditors' Committee and InfiniCom jointly deem such fees to be reasonable. InfiniCom hereby waives its rights to contest the reasonableness of the Transaction Costs or to file objections, responses, comments, declarations, or other documents in opposition to any fee application filed by any professional employed in Scoop's case or in conflict with the fees and costs requested in the fee application, except as provided in the preceding sentence with respect to the fees and costs of Scoop's insiders. Within thirty (30) days of the earlier of the Closing Date or termination of this Agreement in accordance with Section 5.1, Scoop shall repay to InfiniCom any amounts paid to Scoop pursuant to this
Section 7.1 in excess of Transaction Costs incurred to such earlier date; provided that Scoop shall be entitled to retain funds sufficient to pay all fees and costs of professionals employed in the Bankruptcy Proceeding pending the entry of Bankruptcy Court orders relative to final fee applications filed in the Bankruptcy Proceeding by such professionals.

     7.2 Governing Law. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

     7.3 Disclosure. Each of the Parties agrees that it will not make any public comments, statements, or communications with respect to, or otherwise disclose, the execution of this letter or the terms and conditions of the transactions contemplated by this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, unless (i) such disclosure is expressly contemplated by the terms of this Agreement or is necessary to obtain Bankruptcy Court approval of the disclosure statement accompanying the Plan or confirmation of the Plan or (ii) in the good faith opinion of counsel, such disclosure is required by law and time does not permit the obtaining of such consent.

     7.4 Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, addressed as follows:

if to InfiniCom, to:

     InfiniCom AB (publ)
     Gustavlundsvagen 151 A
     S-167 51 Bromma
     Sweden
     Telephone:  +46 8 634 15 70
     Facsimile:  +46 8 634 15 78
     Attention:  Karl-Magnus Karlsson

     with a copy to:

     White & Case Advokat AB
     Nybrogatan 3
     Box 5573
     S-114 85 Stockholm
     Sweden
     Telephone:  +46 8 679 80 30
     Facsimile:  +46 8 611 21 22
     Attention:  Clas Romander

     with a copy to:

     White & Case LLP
     633 West Fifth Street, Suite 1900
     Los Angeles, California  90071
     Telephone:  213-620-7700
     Facsimile:  213-687-0758
     Attention:  Neil W. Rust

if to Scoop, to:

     Scoop, Inc.
     1800 Century Park East
     Los Angeles, California 90067
     Telephone:  310-
     Facsimile:  310-229-5919
     Attention:  Rand Bleimeister

     with a copy to:

     Latham & Watkins
     650 Town Center Drive, Suite 2000
     Costa Mesa, California 92626-1918
     Telephone:  714-540-1235
     Facsimile:  714-755-8290
     Attention:  William J. Cernius

     with a copy to:

     Lobel, Opera & Friedman LLP
     19800 MacArthur Boulevard, Suite 1100
     Irvine, California 92612-2425
     Telephone:  949-476-7400
     Facsimile:  949-476-7474
     Attention:  Robert E. Opera

     with a copy to:

     Pachulski, Stang, Ziehl & Young
     10100 Santa Monica Boulevard, Suite 1100
     Los Angeles, California 90067
     Telephone:  310-277-6910
     Facsimile:  310-201-0760
     Attention:  Ira D. Kharasch

or such other address or number as shall be furnished in writing by any such Party, and such notice or communication shall, if properly addressed, be deemed to have been given as of the date so delivered, sent by facsimile or five (5) business days after deposit into the U.S. mail, postage prepaid.

     7.5 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

     7.6 Tax Consequences. InfiniCom expressly agrees that it shall pay any taxes, duties or tariffs imposed by any taxing or governmental authority on the Estate as a result of the Transaction. Furthermore, the Shortfall Payment and the Transaction Costs shall be paid to the Disbursing Agent or Scoop, as the case may be, net of any and all taxes, duties or tariffs imposed by any taxing or governmental authority. InfiniCom shall not be responsible for, and shall not be required to pay, any taxes, duties or tariffs imposed by any taxing or governmental authority on any Person (other than the Estate) as a result of the Transaction.

     7.7   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, all of which taken together shall constitute one instrument.

     7.8 Entire Agreement. This Agreement and the other documents referred to herein contain the entire understanding of the parties hereto with respect to the subject matter contained herein. This Agreement shall supersede all prior agreements and understandings between the parties with respect to the transactions contemplated herein.

     7.9 Amendments. This Agreement may not be amended or modified orally, but only by an agreement in writing signed by Scoop and InfiniCom.

     7.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

     7.11 Third Party Beneficiaries. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto, the Creditors' Committee and the Estate's Professionals.

     7.12 Attorneys' Fees. In the event that any party institutes any action or proceeding in connection with the enforcement or interpretation of this Agreement, or for damages by reason of any alleged breach of this Agreement or any provision hereof, or for a declaration of rights in connection with this Agreement, or for any other relief, including equitable relief, in connection with this Agreement, the prevailing party in any such action or proceeding shall be entitled to receive from the non-prevailing party all of its costs and expenses in such action or proceeding including, without limitation, attorneys' fees and costs.

     IN WITNESS WHEREOF, each of the parties hereto has caused its corporate name to be hereunto subscribed by its officer(s) thereunto duly authorized as of the day and year first above written.


                                              SCOOP, INC.



                                              By: /s/ Rand Bleimeister
                                                  ---------------------------
                                                  Name:  Rand Bleimeister
                                                  Title: President and Chief
                                                         Executive Officer


                                              INFINICOM AB (publ)



                                              By: /s/ Karl-Magnus Karlsson
                                                  ---------------------------
                                                  Name:  Karl-Magnus Karlsson
                                                  Title: Director



                                              By: /s/ Larsake Sandin
                                                  ---------------------------
                                                  Name:  Larsake Sandin
                                                  Title: Director